(logo) WELLS FARGO	Commercial Mortgage Servicing D1050-084, 8th Floor 401 South Tryon St. Charlotte, NC 28202 1-800-326-1334

ANNUAL STATEMENT OF COMPLIANCE

Reference is hereby made to that certain Pooling and Servicing  Agreement  dated as of March 1, 2013, by and among DEUTSCHE MORTGAGE & ASSET RECEIVING CORPORATION, as Depositor, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Master Servicer, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Special Servicer, U.S. BANK NATIONAL ASSOCIATION, as Trustee, and DEUTSCHE BANK TRUST COMPANY AMERICAS, as Certificate Administrator, Paying Agent and Custodian, and PARK BRIDGE LENDER SERVICES LLC as Operating Advisor with respect to Commercial Mortgage Pass-Through Certificates, Series COMM 2013-CCRE6 (the "Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

 Pursuant to Section 10.11 of this Agreement, Daniel Bober, Executive Vice President of Commercial Mortgage Services and Timothy S. Ryan, Managing Director of Customer Relationship Management, do hereby certify that:

 1. A review of the activities of the Master Servicer during the period from January 1, 2017 through December 31, 2017 (the “Reporting Period”), and of its performance per the Agreement during such period has been made under my supervision, and

 2. To the best of my knowledge, based on such review, the Master Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

 IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 28th day of February 2018.

/s/ Daniel Bober

Daniel Bober

Executive Vice President

Wells Fargo Bank

/s/ Timothy S. Ryan

Timothy S. Ryan

Managing Director

Wells Fargo Bank

Wells Fargo Bank, N.A.	(logo) Together we’ll go far